Exhibit 4(b)2

THE TAKING OF THIS DOCUMENT OR ANY CERTIFIED COPY OF IT OR ANY OTHER DOCUMENT WHICH CONSTITUTES SUBSTITUTE DOCUMENTATION FOR IT, OR ANY DOCUMENT WHICH INCLUDES WRITTEN CONFIRMATIONS OR REFERENCES TO IT, INTO AUSTRIA AS WELL AS PRINTING OUT ANY E-MAIL COMMUNICATION WHICH REFERS TO THIS DOCUMENT IN AUSTRIA OR SENDING ANY E-MAIL COMMUNICATION TO WHICH A PDF SCAN OF THIS DOCUMENT IS ATTACHED TO AN AUSTRIAN ADDRESSEE OR SENDING ANY E-MAIL COMMUNICATION CARRYING AN ELECTRONIC OR DIGITAL SIGNATURE WHICH REFERS TO THIS DOCUMENT TO AN AUSTRIAN ADDRESSEE MAY CAUSE THE IMPOSITION OF AUSTRIAN STAMP DUTY. ACCORDINGLY, KEEP THE ORIGINAL DOCUMENT AS WELL AS ALL CERTIFIED COPIES THEREOF AND WRITTEN AND SIGNED REFERENCES TO IT OUTSIDE OF AUSTRIA AND AVOID PRINTING OUT ANY E-MAIL COMMUNICATION WHICH REFERS TO THIS DOCUMENT IN AUSTRIA OR SENDING ANY E-MAIL COMMUNICATION TO WHICH A PDF SCAN OR OTHER SCANNED DOCUMENTS OF THIS DOCUMENT IS ATTACHED TO AN AUSTRIAN ADDRESSEE OR SENDING ANY E-MAIL COMMUNICATION CARRYING AN ELECTRONIC OR DIGITAL SIGNATURE WHICH REFERS TO THIS DOCUMENT TO AN AUSTRIAN ADDRESSEE.

Dated 2 March 2009

(as amended and restated by an amendment agreement dated

2009)

LOAN AGREEMENT

between

MAGYAR TELECOM B.V.

as Borrower

and

HUNGARIAN TELECOM FINANCE INTERNATIONAL LIMITED

as Lender

and

INVITEL HOLDINGS A/S

as Parent

This Agreement is subject to the terms of an Intercreditor Deed dated 6 August 2004 (as amended and restated on 27 April 2007, 3 March 2008 and 4 March 2009)

THIS AGREEMENT is made on 2 March, 2009 (as amended by an amendment agreement dated             2009)

BETWEEN:

(1)	MAGYAR TELECOM B.V., a company incorporated in The Netherlands (registered number 33286951) with its registered office at Locatellikade 1, 1076 AZ, Amsterdam, The Netherlands (the “Borrower”);

(2)	HUNGARIAN TELECOM FINANCE INTERNATIONAL LIMITED, a company incorporated in the Cayman Islands (registered number 230377) whose registered address is situated at Ogier Fiduciary Services (Cayman) Limited, Queensgate House, South Church Street, PO Box 1234, Grand Cayman KY1-1108, Cayman Island (the “Lender”); and

(3)	INVITEL HOLDINGS A/S, a company incorporated under the laws of Denmark with CVR number 31586224 and having its registered office at Teglholmsgade 1, DK-2450 Copenhagen SV, Denmark (the “Parent”).

BACKGROUND:

(A)	The rights, benefits and obligations of this Agreement were purchased by the Lender from TDCH III ApS (as the “Previous Lender”) and transferred to the Lender pursuant to a novation agreement entered into immediately prior to the execution of this Agreement (the “Novation Agreement”).

(B)	Invitel Zrt., a subsidiary of the Borrower, is a party to a senior credit facilities agreement dated 6 August 2004 with (amongst others), BNP Paribas, Calyon and Nordea Bank Danmark A/S as mandated lead arrangers, the lenders named therein, BNP Paribas as facility agent (the “Senior Facility Agent”) and BNP Paribas Trust Corporation UK Limited as security trustee as amended and restated pursuant a fourth supplemental agreement (the “Fourth Supplemental Agreement”) dated 2 November 2009 (the “Senior Facility Agreement”).

(C)	The Borrower is a party to a subordinated facility agreement dated 4 March 2009 with (amongst others), BNP Paribas and Calyon as mandated lead arrangers, the lenders named therein, BNP Paribas as facility agent (the “Subordinated Facility Agent”) and BNP Paribas Trust Corporation UK Limited as security trustee as amended and restated pursuant to a supplemental agreement (the “Subordinated Supplemental Agreement”) dated 2 November 2009 (the “Subordinated Facility Agreement”).

(D)	It was a condition precedent to certain obligations of the lenders under the Senior Facility Agreement and the Subordinated Facility Agreement as at 4 March 2009 that the Previous Lender made Advance 1 (as defined below) to the Borrower.

(E)	It is a condition precedent to the amendments to the Senior Facility Agreement pursuant to the Fourth Supplemental Agreement and to the amendments to the Subordinated Facility Agreement pursuant to the Subordinated Supplemental Agreement that the Lender make Advance 2 (as defined below) to the Borrower.

IT IS AGREED as follows:

1.	DEFINITIONS AND INTERPRETATION

1.1	Definitions

In this Agreement:

“Advance 1” means the loan made under this Agreement by the Previous Lender to the Borrower (or the principal amount outstanding of that loan at any time and from time to time) pursuant to Clause 2.1.

“Advance 2” means the loan made or to be made under this Agreement by the Lender to the Borrower (or the principal amount outstanding of that loan at any time and from time to time) pursuant to Clause 2.2.

“Advances” means Advance 1 and Advance 2 and “Advance” means either of them.

“Affiliate” means, in relation to any person, a Subsidiary of that person or a Holding Company of that person or any other Subsidiary of that Holding Company.

“Amendment Date” means the Fourth Supplemental Effective Date as defined in the Fourth Supplemental Agreement.

“Break Costs” means the amount (if any) by which:

(a)	the interest which the Lender should have received for the period from the date of receipt of all or any part of its participation in the Advances or an Unpaid Sum to the last day of the current Interest Period in respect of the Advances or that Unpaid Sum, had the principal amount or Unpaid Sum received been paid on the last day of that Interest Period;

exceeds:

(b)	the amount which the Lender would be able to obtain by placing an amount equal to the principal amount or Unpaid Sum received by it on deposit with a leading bank in the European interbank market for a period starting on the Business Day following receipt or recovery and ending on the last day of the current Interest Period.

“Business Day” means a day (other than a Saturday or Sunday) on which banks are open for general business in London, Cayman Islands, Budapest and Paris and (in relation to any date for payment or purchase of euro) which is also a TARGET Day.

“Change of Control” has the meaning given to that term in the Senior Facility Agreement and/or the Subordinated Facility Agreement on the Amendment Date.

“Encumbrance” means any mortgage, charge (whether fixed or floating), pledge, lien, hypothecation, assignment by way of security, trust arrangement or security interest of any kind securing any obligation of any person (including without limitation title transfer and/or retention arrangements having similar effect).

“EURIBOR” means, in relation to the Advances:

(a)	the applicable Screen Rate; or

(b)	(if no Screen Rate is available for the relevant Interest Period) the arithmetic mean of the rates (rounded upwards to four decimal places) as supplied to the Lender at its request quoted by the Reference Banks to leading banks in the European interbank market, as of 11 a.m. (Brussels time) on the Quotation Day for the offering of deposits in euro for a period comparable to the relevant Interest Period. If EURIBOR is calculated pursuant to paragraph (b) of this definition, the Lender shall promptly provide the Borrower with details of the relevant calculation.

“Event of Default” means any of the events or circumstances specified in Clause 10.

“Holding Company” means, in relation to any particular person, any person of which such particular person is a Subsidiary.

“Insolvency Event” has the meaning given to that term in the Intercreditor Deed on the date of this Agreement.

“Intercreditor Deed” means the intercreditor deed dated 6 August 2004, entered into by, amongst others, BNP Paribas Trust Corporation UK Limited, as security trustee under the Senior Facility Agreement, Matel Holdings N.V., the Obligors as defined therein, certain hedge counterparties and the Existing High Yield Trustee as defined therein, as amended and restated on 27 April 2007 by way of supplemental deed, as further amended and restated on 3 March 2008 by way of second supplemental deed and as further amended and restated on 4 March 2009 by way of third supplemental deed.

“Interest Period” means each period determined in accordance with Clause 7 (Interest Periods and Payment).

“Interest Rate” means 20 per cent. per annum above EURIBOR for the relevant Interest Period.

“Legal Reservations” means:

(a)	the principle that equitable remedies may be granted or refused at the discretion of a court and the limitation of enforcement by laws relating to insolvency, reorganisation and other laws generally affecting the rights of creditors;

(b)	the time barring of claims under the Limitation Acts, the possibility that an undertaking to assume liability for or indemnify a person against non-payment of UK stamp duty may be void and defences of set-off or counterclaim; and

(c)	similar principles, rights and defences under the laws of any Relevant Jurisdiction.

“Limitation Acts” means the Limitation Act 1980 and the Foreign Limitation Periods Act 1984.

“Maturity Date” means 1 March, 2013.

“Month” means a period starting on one day in a calendar month and ending on the numerically corresponding day in the next calendar month, except that:

(a)	(subject to paragraph (c) below) if the numerically corresponding day is not a Business Day, that period shall end on the next Business Day in that calendar month in which that period is to end if there is one, or if there is not, on the immediately preceding Business Day;

(b)	if there is no numerically corresponding day in the calendar month in which that period is to end, that period shall end on the last Business Day in that calendar month; and

(c)	if an Interest Period begins on the last Business Day of a calendar month, that Interest Period shall end on the last Business Day in the calendar month in which that Interest Period is to end.

“Parent Group” means the Parent and its Subsidiaries from time to time.

“PIK Notes” means the EUR125,000,000 Floating Rate PIK Notes due 2013 issued by Invitel Holdings N.V. and subsequently assumed by HTCC Holdco I B.V. as the new issuer.

“PIK Event of Default” means any “Event of Default” under (and as defined in) the indenture dated 30 October, 2006 pursuant to which the PIK Notes were issued.

“Quotation Day” means, in relation to any period for which an interest rate is to be determined, two TARGET Days before the first day of that period unless market practice differs in the European interbank market, in which case the Quotation Day will be determined by the Lender in accordance with market practice in the European interbank Market (and if quotations would normally be given by leading banks in the European interbank market on more than one day, the Quotation Day will be the last of those days).

“Reference Banks” means the principal offices in London of Credit Suisse International, JPMorgan Chase Bank, N.A. and The Royal Bank of Scotland plc or such other banks as may be appointed by the Lender in consultation with the Borrower.

“Release Date” means the earlier of:

(a)	the later of the Senior Discharge Date and the Subordinated Discharge Date; and

(b)	the date on which the Senior Lenders (if prior to the Senior Discharge Date) and the Subordinated Lenders (if prior to the Subordinated Discharge Date) agree to waive any right to require a mandatory prepayment of amounts outstanding under the Senior Facility Agreement and the Subordinated Facility Agreement (as applicable) following the occurrence of a Change of Control (provided that, in the event that such waiver is granted prior to the date of a proposed Change of Control, the relevant date for the purposes of this paragraph (b) shall be the date of the Change of Control).

“Relevant Jurisdiction” means each jurisdiction in which the Parent or the Borrower is incorporated or formed or in which such person has its principal place of business or owns any material assets or in which any action contemplated by this Agreement takes place or is to take place.

“Screen Rate” means the percentage rate per annum determined by the Banking Federation of the European Union for the relevant period, displayed on the appropriate page of the Telerate screen. If the relevant page is replaced or service ceases to be available, the Lender may specify another page or service displaying the appropriate rate after consultation with the Borrower.

“Security Trustee” has the meaning given to that term in the Intercreditor Deed on the date of this Agreement.

“Senior Discharge Date” means the date on which all amounts outstanding under the Senior Facility Agreement have been discharged in full.

“Subordinated Debt” means, at any time, any present or future liability (actual or contingent) payable, outstanding or owing under or in connection with:

(a)	the PIK Notes; and/or

(b)	any other indebtedness of:

(i)	the Parent or any Subsidiary of the Parent (other than the Borrower or a Subsidiary of the Borrower); or

(ii)	the Borrower that by its terms or by law is subordinated to the Advances (other than any indebtedness of the Borrower owed to a Subsidiary of the Borrower),

in each case, whether or not matured and whether or not liquidated.

“Subordinated Discharge Date” means the date on which all amounts outstanding under the Subordinated Facility Agreement have been discharged in full.

“Subordinated Event of Default” means any event of default (however described) under any document pursuant to which any Subordinated Debt is issued, made available or outstanding from time to time (including, without limitation, any PIK Event of Default).

“Subsidiary” of a person means any company or entity directly or indirectly controlled by such person, for which purpose “control” means either ownership of more than 50 per cent. of the voting share capital (or equivalent right of ownership) of such company or entity or power to direct its policies and management whether by contract or otherwise or the right to receive more than 50 per cent. of any distributions (of whatever nature) made in respect of the share capital or other ownership interests of such company or entity.

“TARGET” means Trans-European Automated Real-time Gross Settlement Express Transfer payment system which utilises a single shared platform and which was launched on 19 November, 2007.

“TARGET Day” means any day on which TARGET is open for the settlement of payments in euro.

“Tax Deduction” means a deduction or withholding for or on account of tax from a payment under this Agreement.

“Unpaid Sum” means any sum due and payable but unpaid by the Borrower under this Agreement.

1.2	Interpretation

(a)	References in this Agreement to (or to any provisions of, or definitions contained in) this Agreement or any other document shall be construed as references to this Agreement, that provision or definition, or document in force for the time being and as amended from time to time.

(b)	In addition to paragraph (a) above, references in this Agreement to the Senior Facility Agreement or the Subordinated Facility Agreement shall be construed as a reference to that document as it may from time to time be restated or refinanced (in each case to the extent such restatement or refinancing is permitted under the terms of the Intercreditor Deed at the date of this Agreement and excluding any refinancing with the proceeds of a high yield notes issue, floating rate notes issue or other capital markets or similar instrument not being a customary bank loan agreement).

(c)	Headings are for ease of reference only and shall be ignored in the interpretation of this Agreement.

(d)	In this Agreement, unless the context otherwise requires:

(i)	a reference to the Parent, the Borrower or the Lender shall be construed so as to include its successors in title, permitted assigns and permitted transferees including, without limitation pursuant to the Novation Agreement;

(ii)	references to clauses are to be construed as references to the clauses of this Agreement;

(iii)	words importing the singular shall include the plural and vice versa;

(iv)	references to persons shall include any firm, body corporate, company, government, state or agency of a state or any association or partnership (whether or not having separate legal personality) of any two or more of the foregoing; and

(v)	references to indebtedness shall include any obligation (whether incurred as principal or as surety) for the payment or repayment of money, whether present or future, actual or contingent.

2.	THE ADVANCES

2.1	Subject to the terms and conditions of this Agreement, the Previous Lender agreed to make Advance 1 to the Borrower in an amount equal to EUR34,135,000.

2.2	Subject to the terms and conditions of this Agreement, the Lender agrees that it will make Advance 2 to the Borrower in an amount equal to EUR91,318,076.05.

3.	PURPOSE

3.1	The proceeds of Advance 1 shall be used solely to enable the Borrower to fund:

(a)	a refinancing of financial indebtedness of the Borrower outstanding on the date of this Agreement;

(b)	the payment of costs and expenses incurred in connection with any such refinancing; and

(c)	any US tax liability of the Parent arising by virtue of the Parent ceasing to be US tax resident.

3.2	The proceeds of Advance 2 shall be used solely to enable the Borrower to fund:

(a)	the repurchase of certain floating rate notes which were previously used by the Borrower to provide loans to subsidiaries;

(b)	the repurchase of certain high yield notes issued by the Borrower;

(c)	the payment of costs and expenses incurred in connection with paragraphs (a) and (b) above; and

(d)	the repayment of EUR10,700,000 of the loan advanced to the borrower pursuant to the Subordinated Facility Agreement.

The proceeds of any additional loan made under or pursuant to this Agreement from time to time shall be used for any purpose approved in writing by the Lender and the Borrower (in each case provided that such proceeds shall not be used for a purpose prohibited by the Senior Facility Agreement, the Subordinated Facility Agreement or the Intercreditor Deed). Subject to the Intercreditor Deed, the other terms applicable to any such additional loan shall be as agreed in writing between the Lender and the Borrower.

3.3	The Lender is not bound to monitor or verify the application of any amount borrowed pursuant to this Agreement.

4.	NATURE OF THE LENDER’S OBLIGATIONS

4.1	The Borrower may, on any Business Day prior to 28 December, 2009, request the Lender to make an Advance (such request to specify the date on which such Advance is to be made and the payment instructions for the account of the Borrower to which the proceeds are to be transferred).

4.2	Subject to:

(a)	the request for an Advance having been made not later than 9.00 a.m. (Cayman Islands time) on the day two Business Days prior to the day on which an Advance is to be made (or such later time as the Lender may agree) provided that, in relation to Advance 2, the Lender agrees to make the Advance on the Amendment Date;

(b)	in the case of any Advance other than Advance 2, no Event of Default having occurred which has not been remedied or waived;

(c)	in the case of any Advance other than Advance 2, the Lender having received (in form and substance satisfactory to it) a certified copy of all corporate authorities reasonably required by the Lender to demonstrate that this Agreement is within the powers of the Parent and the Borrower and has been duly authorised and executed by the Parent and the Borrower; and

(d)	in the case of any Advance other than Advance 2, all conditions set out in any escrow or similar document received by the Lender pursuant to paragraph (c)(iii) are satisfied in all respects,

the Lender shall make an Advance in accordance with such request.

5.	INTEREST

5.1	Interest on each Advance during each Interest Period will be calculated at the Interest Rate for that Interest Period.

5.2	Interest shall accrue in euro, on a daily basis on the principal amount of each Advance outstanding and shall be payable in accordance with Clause 5.3 or, as the case may be, Clause 5.4 below.

5.3	If requested by the Lender at least 2 Business Days prior to the last day of the applicable Interest Period (or on such later date as the Borrower may agree), on the last day of an Interest Period, the interest accrued during that Interest Period shall be capitalised and added to the amount of each Advance. Any such accrued interest shall, after being so capitalised, be treated as part of the principal amount of each Advance and shall bear interest and shall be payable in accordance with the provisions of this Agreement.

5.4	If the Lender does not request that interest accrued during an Interest Period be capitalised in accordance with Clause 5.3 above:

(a)	such accrued interest (together with any other accrued and unpaid interest that has not been capitalised) shall be paid in full on the earlier of (i) the Maturity Date and (ii) the date on which each Advance is repaid in full (and for the avoidance of doubt such accrued interest shall not at any time be treated as part of the outstanding amount of the relevant Advance); and

(b)	the Borrower shall pay to the Lender, on the earlier of (i) the Maturity Date and (ii) the date on which each Advance is repaid in full, a fee equal to the additional amount of interest which would have accrued and/or been payable during the term of this Agreement had the Lender requested that such accrued interest be capitalised in accordance with Clause 5.3 above (the amount of such fee to be calculated by the Lender and notified, together with details of the relevant calculation, to the Borrower as soon as reasonably practicable prior to (and in any event, provided that the Borrower provides the Lender with at least 4 Business Days notice of the relevant payment date, not less than 2 Business Days prior to) the date on which that fee is payable).

5.5	In addition and without prejudice to any fee or other amount payable pursuant to Clause 5.4 above, on prepayment or repayment of any amount of an Advance, the

Borrower shall pay to the Lender on the date of prepayment or repayment a fee (the “Repayment Fee”) equal to 4.5 per cent. of the principal amount of such Advance so prepaid or repaid (excluding interest capitalised pursuant to Clause 5.3 and provided that, for the avoidance of doubt, amounts paid pursuant to Clause 5.4(b) will not be treated as a repayment of principal). If any amount of an Advance is not repaid on its due date (the “Due Date”), the Repayment Fee which would be payable on repayment of that amount shall instead become immediately due and payable on the Due Date.

5.6	The Borrower shall make all payments to be made by it to the Lender under this Agreement without a Tax Deduction, unless a Tax Deduction is required by law.

5.7	If a Tax Deduction is required by law to be made by the Borrower, the amount of the payment due from the Borrower shall be increased to an amount which (after making any Tax Deduction) leaves an amount equal to the payment which would have been due if no Tax Deduction had been required.

5.8	If the Borrower is required to make a Tax Deduction, the Borrower shall make that Tax Deduction and any payment required in connection with that Tax Deduction within the time allowed and in the minimum amount required by law. Within 30 days of making either a Tax Deduction or any payment required in connection with that Tax Deduction, the Borrower shall deliver to the Lender evidence satisfactory to the Lender that the Tax Deduction has been made or, as applicable, the appropriate payment paid to the relevant tax authority.

5.9	The Borrower shall on demand pay to the Lender an amount equal to the loss, liability or cost which the Lender determines will be or has been directly or indirectly suffered for or on account of tax (including any stamp duty, registration or other similar tax) by the Lender in respect of this Agreement provided that such loss, liability or cost does not result from the failure of the Lender to make any filing or perform any other administrative act or from any unreasonable delay in making a filing or performing administrative acts, in each case, to the extent that such filing or act is within the control of the Lender.

5.10	All interest shall be calculated on the basis of a 360 day year and on the actual number of days elapsed.

5.11	If the Borrower fails to pay any amount payable by it under this Agreement on its due date, interest shall accrue on the overdue amount from the due date up to the date of actual payment (both before and after judgment) at a rate which is 1 per cent. per annum higher than the Interest Rate applicable to each Advance from time to time. Each Interest Period in respect of any overdue amount will be determined in accordance with Clause 7.2. Any interest accruing under this Clause 5.11 shall be immediately payable by the Borrower on demand by the Lender.

5.12	All consideration expressed to be payable under this Agreement by any party to the Lender shall be deemed to be exclusive of any VAT. If VAT is chargeable on any supply made by the Lender to any party in connection with this Agreement, that party shall pay to the Lender (in addition to and at the same time as paying the consideration) an amount equal to the amount of the VAT. Where this Agreement requires any party to reimburse the Lender for any costs or expenses, that party shall also at the same time pay and indemnify the Lender against all VAT incurred by the Lender in respect of the costs or expenses to the extent that the Lender reasonably determines that it is not entitled to credit or repayment of the VAT.

5.13	Without prejudice to Clause 14, the provisions of this Clause 5 and all payments to be made pursuant to this Clause 5 are subject to the terms of the Intercreditor Deed.

6.	CHANGES TO THE CALCULATION OF INTEREST

6.1	Subject to clause 6.2, if EURIBOR is to be determined by reference to the Reference Banks but a Reference Bank does not supply a quotation by 11 a.m. (Brussels time) on the Quotation Day, the applicable EURIBOR shall be determined on the basis of the quotations of the remaining Reference Banks.

6.2	If a Market Disruption Event occurs in relation to any Interest Period, then the Lender shall promptly notify the Borrower of such event and the rate of interest on the relevant Advance for that Interest Period shall be the rate per annum which is the sum of:

(a)	20 per cent. per annum; and

(b)	the rate notified to the Borrower by the Lender as soon as practicable and in any event before interest is due to be paid in respect of that Interest Period, to be that which expresses as a percentage rate per annum the cost to the Lender of funding its participation in an Advance from whatever source it may reasonably select (for this purpose, excluding from the cost of funding any contractual margin over EURIBOR payable by the Lender (or its Affiliates, as applicable) on its own financing facilities).

6.3	In this Agreement “Market Disruption Event” means:

(a)	at or about noon on the Quotation Day for the relevant Interest Period the Screen Rate is not available and none or only one of the Reference Banks supplies a rate to the Lender to determine EURIBOR for the relevant Interest Period; or

(b)	before close of business in Paris on the Quotation Day for the relevant Interest Period, the Lender notifies the Borrower that the cost to it of obtaining matching deposits in the European interbank market would be in excess of EURIBOR.

6.4	If a Market Disruption Event occurs and the Lender or the Borrower so requires, the Lender and the Borrower shall enter into negotiations (for a period of not more than thirty days) with a view to agreeing a substitute basis for determining the rate of interest.

6.5	Subject to the terms of the Intercreditor Deed, the Borrower shall, within three Business Days of demand by the Lender (such demand to be accompanied by a certificate stating the amount and calculation of the relevant Break Costs), pay to the Lender its Break Costs attributable to all or any part of an Advance or any Unpaid Sum being paid by the Borrower on a day other than the last day of an Interest Period for such Advance or that Unpaid Sum.

7.	INTEREST PERIODS AND PAYMENTS

7.1	The first Interest Period in respect of each Advance will start on the date of such Advance and end on the date six (6) Months after such date. Subject to Clause 7.2 below, each subsequent Interest Period will start on the expiry of the preceding Interest Period and end on the date six (6) Months after such date.

7.2	Any Interest Period which would otherwise extend beyond the Maturity Date shall expire on the Maturity Date. The Interest Period relating to any Unpaid Sum (including any Interest Period starting on or after the Maturity Date) will be for such duration as is selected by the Lender (acting reasonably).

7.3	Subject to the terms of the Intercreditor Deed, the Lender and the Borrower may enter into such other arrangements as they may agree for the adjustment of any Interest Period and/or the Interest Rate.

7.4	Subject to the terms of the Intercreditor Deed, any payment obligation of the Borrower under this Agreement may be satisfied by the Parent or any of its Subsidiaries and any such payment shall be deemed to have been made by the Borrower (in each case provided that (i) payment by any person other than the Borrower does not have any adverse consequences for the Lender and (ii) such payment would not result in a breach of Clause 11.1(a)).

8.	REPAYMENT

8.1	Subject to the terms of the Intercreditor Deed, the Borrower must repay the Advances (including all capitalised interest) in full on the Maturity Date together with all accrued interest and all other amounts due from the Borrower under this Agreement.

8.2	If the Lender receives a payment that is insufficient to discharge all the amounts then due and payable by the Borrower under this Agreement, the Lender shall apply that payment towards the obligations of the Borrower in such order and in such manner as the Lender may in its sole discretion elect. Any application made by the Lender will override any appropriation by the Borrower.

9.	SET-OFF

9.1

Subject to the terms of the Intercreditor Deed, the Lender may set off any matured obligation due from the Borrower under this Agreement against any matured obligation owed by the Lender to the Borrower, regardless of the place of payment, booking branch or currency of either obligation. If the obligations are in different currencies, the Lender may convert either obligation at a market rate of exchange in its usual course of business for the purpose of the set-off.

9.2	All payments to be made by the Borrower under this Agreement shall be calculated and be made without (and free and clear of any deduction for) set-off or counterclaim.

10.	REPRESENTATIONS

10.1	Each of the Parent and the Borrower represents and warrants to the Lender on the date of this Agreement that:

(a)	it is duly incorporated and validly existing under the laws of the jurisdiction of its incorporation or organisation;

(b)	it has all requisite power to execute, deliver and perform its respective obligations under this Agreement and, in the case of the Borrower, to borrow the Advances; all necessary corporate, shareholder or other action has been taken by it to authorise the execution, delivery and performance of the same; no limitation on the powers of the Borrower to borrow will be exceeded as a result of borrowings under this Agreement;

(c)	this Agreement constitutes a legal, valid and binding obligation of each of the Parent and the Borrower, enforceable against each of the Parent and the Borrower in accordance with the terms of this Agreement (subject to the Legal Reservations);

(d)	the entry into, exercise of its rights under and performance and compliance with its obligations under this Agreement do not conflict with:

(i)	any law or regulation applicable to it;

(ii)	its constitutional documents; or

(iii)	any agreement or instrument binding on it or any of its assets in any material respect;

(e)	under the law and practice at the date of this Agreement the Borrower is not required to make any withholding or deduction for or on account of tax from any payment to be made to or for the account of the Lender under this Agreement; and

(f)	it is not necessary to ensure the legality, validity, enforceability or admissibility in evidence of this Agreement that it or any other instrument be notarised, filed, recorded, registered or enrolled in any court, public office or elsewhere in any Relevant Jurisdiction or that any stamp, registration or similar tax or charge by paid in any Relevant Jurisdiction on or in relation to this Agreement and this Agreement is in proper form for its enforcement in the courts of any Relevant Jurisdiction.

10.2	The representations and warranties in:

(a)	paragraphs (a) and (b) of Clause 10.1 shall be deemed to be repeated by each of the Parent and the Borrower on and as of the date of any request for an Advance and the first day of each Interest Period as if made by reference to the facts and circumstances existing on each such day; and

(b)	paragraphs (c), (d) and (f) of Clause 10.1 shall be deemed to be repeated by each of the Parent and the Borrower on and as of the date of any request for an Advance, the date such Advance is made and the date of any merger or other consolidation of the Parent or the Borrower with any person as if made by reference to the facts and circumstances existing on each such day.

11.	UNDERTAKINGS

11.1	Each of the Parent and the Borrower undertakes to the Lender that, unless otherwise agreed in writing by the Lender, from the date of this Agreement and so long as any monies are owing under this Agreement or remain available for drawing by the Borrower:

(a)	from the Release Date, it will (and, in the case of the Parent, will procure each of its Subsidiaries will) ensure that the proceeds of any issue of shares, securities convertible into shares or other equity or debt instruments (or any other raising of debt finance) by the Parent or any of its Subsidiaries which is a Holding Company of the Borrower (the “Proceeds”) are directly or indirectly applied in prepayment of the Advances (together with all accrued interest and other amounts due or outstanding under this Agreement) within 3 Business Days of receipt by the relevant member of the Parent Group of such proceeds (provided that, prior to the Release Date, cash amounts representing the Proceeds may only be applied in prepayment of the Advances with the prior consent of the Senior Facility Agent (if prior to the Senior Discharge Date) and the Subordinated Facility Agent (if prior to the Subordinated Discharge Date)); and

(b)	it will not (and, in the case of the Parent, will procure that none of its Subsidiaries will) create, assume, incur or otherwise permit to be outstanding any Subordinated Debt with a repayment or maturity date falling prior to 15 April, 2013; and

(c)	upon the request of the Lender, it will execute and deliver such further documents and do such further acts as may be reasonably necessary or proper to carry out more effectively the purpose of this Agreement.

11.2	In the event of any merger or other consolidation of the Parent or the Borrower with any person, the Parent and/or the Borrower, as the case may be, shall execute such documents and take such action as the Lender may reasonably require so as to ensure that:

(a)	the successor entity remains bound by the terms of this Agreement as the Parent or, as the case may be, the Borrower; and

(b)	the Lender has the same rights against the successor entity as it would have acquired had the successor entity been an original party to this Agreement as the Parent or, as the case may be, the Borrower.

11.3	Each of the Parent and the Borrower acknowledges and agrees that:

(a)	the Lender may be irreparably harmed by a breach of any term of this Clause 11 and damages may not be an adequate remedy; and

(b)	the Lender may be granted an injunction or specific performance for any threatened or actual breach of any term of this Agreement.

12.	EVENTS OF DEFAULT

Subject to the terms of the Intercreditor Deed, if:

(a)	any amount due and payable under this Agreement is not paid on the due date in the currency and manner stipulated in this Agreement (unless the failure to pay is caused by administrative or technical errors and payment is made promptly and in any event within 3 Business Days); or

(b)	the Parent or the Borrower commits any breach of or omits to observe any of the obligations or undertakings expressed to be assumed by it under this Agreement (other than failure to pay any sum when due) and, if such breach or omission is capable of remedy, the breach or omission is not remedied within 10 Business Days of the Lender notifying the Borrower of such default; or

(c)	any representation or warranty made or deemed to be made or repeated by or in respect of the Borrower or the Parent in or pursuant to this Agreement or in any notice, certificate or statement referred to in or delivered under this Agreement is or proves to have been incorrect or misleading in any material respect on the date on which it was made or deemed to be made or repeated; or

(d)	(i) any administrative or other receiver is appointed of the Borrower or any part of its assets and/or undertakings or (ii) any other legal proceedings are taken which are not irrevocably discharged or withdrawn within 28 days of the commencement thereof to enforce any Encumbrance over all or any part of the assets of the Borrower; or

(e)	the Borrower is declared bankrupt (in staat van faillissement verklaard) or enters into a preliminary or definitive moratorium (in voorlopige of definitive surseance van betaling gaan) pursuant to the Dutch Bankruptcy Act (Faillissementswet); or

(f)	(i) any judgment or order for an amount in excess of EUR15,000,000 or its equivalent is made against the Borrower and is not stayed or complied with within 60 days or (ii) a creditor attaches or takes possession of, or a distress, execution, sequestration, diligence or other process is levied or enforced upon or sued out against, any material part of the undertaking, assets, rights or revenues of the Borrower and is not discharged within 60 days; or

(g)	any steps are taken or negotiations commenced by the Borrower or by any of its creditors with a view to proposing any kind of composition, compromise or arrangement involving the Borrower and any group or class of its creditors generally; or

(h)	any petition is presented and is not discharged within 14 days or other step is taken for the purpose of winding up the Borrower (not being a petition which the Borrower can demonstrate to the satisfaction of the Lender, by providing an opinion of counsel (acceptable to the Lender (acting reasonably)) to that effect, is frivolous, vexatious or an abuse of the process of the court or relates to a claim to which the Borrower has a good defence and which is being vigorously contested by the Borrower) or an order is made or resolution passed for the winding up of the Borrower or a notice is issued convening a meeting for the purpose of passing any such resolution other than for the purpose of an amalgamation or reconstruction previously approved in writing by the Lender; or

(i)	there occurs, in relation to the Borrower in any country or territory in which it carries on business or to the jurisdiction of which courts any part of its assets is subject, any event which corresponds with, or has an effect equivalent or similar to, any of those mentioned in paragraphs (c) to (h) inclusive or the Borrower (subject always to equivalent grace periods as are referred to in such clauses being exceeded) otherwise becomes subject, in any such country or territory, to the operation of any law relating to insolvency, bankruptcy or liquidation; or

(j)	it becomes unlawful at any time for the Parent or the Borrower to perform any of their respective material (in the opinion of the Lender (acting reasonably)) obligations under this Agreement; or

(k)	the Parent or the Borrower repudiates any term of this Agreement or evidences an intention to repudiate any term of this Agreement; or

(l)	all or a material part of the undertakings, assets, rights or revenues of or shares or other ownership interests in the Borrower are seized, nationalised, expropriated or compulsorily acquired by or under the authority of any government; or

(m)	a Subordinated Event of Default occurs and is continuing;

(n)	the Parent or any Subsidiary of the Parent directly or indirectly:

(i)	makes any payment of or in respect of (whether in cash or in kind), or purchases, redeems or acquires, any Subordinated Debt (other than (1) accrual of non-cash interest on the PIK Notes and (2) any purchase of PIK Notes approved in writing by the Lender); or

(ii)	discharges any Subordinated Debt by set-off, any right of combination of accounts or otherwise; or

(o)	the Borrower or any Subsidiary of the Borrower:

(i)	creates or permits to subsist any security over any of its assets for or in connection with any of the Subordinated Debt; or

(ii)	gives any financial support to any person for or in connection with any of the Subordinated Debt; or

(p)	any other event or circumstance occurs which has or is reasonably likely to have a material adverse effect on the ability of the Borrower to perform all or any of its payment obligations under this Agreement.

then, in any such event and at any time thereafter, the Lender may, in its sole discretion, by notice in writing to the Borrower declare all or any part of each Advance, together with accrued interest and all other amounts accrued, due or outstanding under this Agreement, to be immediately due and payable and, upon such declaration, such sums shall become immediately due without further demand or other notice of any kind, all of which are hereby expressly waived by the Borrower.

13.	FEES AND EXPENSES

13.1	The Borrower promptly on demand paid to the Previous Lender the amount of all costs and expenses (including legal fees) reasonably incurred by the Previous Lender in connection with the negotiation, preparation, printing and execution of this Agreement (provided that the maximum amount demanded pursuant to this Clause 13.1 (including any VAT) did not exceed EUR135,000).

13.2	Subject to the terms of the Intercreditor Deed and other than in relation to the amendments, waivers or consents which became effective on the Amendment Date:

(a)	if the Borrower requests an amendment, waiver or consent under this Agreement the Borrower shall, within three Business Days of demand, reimburse the Lender for the amount of all costs and expenses (including reasonable legal fees) reasonably incurred by the Lender in responding to, evaluating, negotiating or complying with that request; and

(b)	the Borrower shall, within three Business Days of demand, pay to the Lender the amount of all costs and expenses (including legal fees) incurred by the Lender in connection with the enforcement of, or the preservation of any rights under, this Agreement.

13.3	The Borrower hereby irrevocably authorised the Previous Lender to deduct any amount payable pursuant to Clause 13.1 above (subject to the limit set out therein) from the proceeds of Advance 1.

14.	INTERCREDITOR DEED

14.1	This Agreement is subject to the terms of the Intercreditor Deed.

14.2	No payment shall be made (or notice of enforcement or demand given) under this Agreement to the extent that such action is prohibited by the terms of the Intercreditor Deed.

14.3	If any provision of this Agreement is inconsistent with the Intercreditor Deed, the Intercreditor Deed will prevail.

15.	NOTICES

15.1	Any communication in connection with this Agreement must be in writing and, unless otherwise stated, may be given in person, by post or fax, or any other electronic communication approved by all the parties to this Agreement.

15.2	The address and facsimile numbers of the Lender for all notices under, or in connection with, this Agreement are:

Hungarian Telecom Finance International Limited

Ogier Fiduciary Services (Cayman) Limited,

Queensgate House,

South Church Street,

PO Box 1234, Grand Cayman KY1-1108,

Cayman Island

15.3	The address and facsimile numbers of the Borrower for all notices under, or in connection with, this Agreement are:

Magyar Telecom B.V.

c/o Invitel Zrt.

Puskás Tivadar utca 8-10

2040 Budaörs Hungary

Attention: Chief Financial Officer

Facsimile No: +36 1801 1363

or such other as the Borrower may notify to the Lender by not less than ten (10) days’ notice.

15.4	The address and facsimile numbers of the Parent for all notices under, or in connection with, this Agreement are:

c/o Invitel Zrt.

Puskás Tivadar utca 8-10

2040 Budaörs Hungary

Attention: Chief Financial Officer

Facsimile No: +36 1801 1363

or such other as the Parent may notify to the Lender by not less than ten (10) days’ notice.

15.5	Any communication to be made or delivered pursuant to this Agreement shall only be effective:

(a)	if by way of facsimile, when received legibly by the recipient; or

(b)	if by way of letter, when left at the relevant address or (as the case may be) two days after being deposited in the post first class postage prepaid in an envelope addressed to it at that address,

and, if addressed to the department or officer specified in Clause 15.2, 15.3 or 15.4 (as the case may be) above.

15.6	Any notice given under or in connection with this Agreement must be in English.

16.	AMENDMENTS

Without prejudice to Clause 17 below, no amendment, waiver, supplementation or modification in relation to this Agreement shall be effective unless such amendment, waiver, supplementation or modification is entered into in writing and signed, in the case of an amendment, supplementation or modification, by all the parties hereto and, in the case of a waiver, by the party against whom the waiver is to be effective.

17.	ASSIGNMENT AND TRANSFER

17.1	Neither the Parent nor the Borrower may assign any of its rights or benefits or transfer any of its rights, benefits or obligations under this Agreement without the prior written consent of:

(a)	the Lender; and

(b)	if prior to the Senior Discharge Date, the Senior Facility Agent; and

(c)	if prior to the Subordinated Discharge Date, the Subordinated Facility Agent.

17.2	The Lender may only assign any of its rights and benefits and/or transfer (by novation or otherwise) any of its rights, benefits and obligations under this Agreement to, or enter into any sub-participation or similar arrangement in relation to this Agreement with:

(a)	any of its Affiliates;

(b)	any Affiliate of the Borrower (other than a Subsidiary of the Borrower);

(c)	any direct or indirect shareholder in the Parent (or any Affiliate of any such shareholder) which, either alone or together with its Affiliates, owns directly or indirectly more than 50 per. cent of the issued voting share capital of the Parent; or

(d)	any other person provided that:

(i)	unless an event of default (however described) has occurred and is continuing under this Agreement and/or the Senior Facility Agreement and/or the Subordinated Facility Agreement, such person has been approved in writing by the Borrower; and

(ii)	if prior to the Senior Discharge Date, such person has been approved in writing by the Senior Facility Agent; and

(iii)	if prior to the Subordinated Discharge Date, such person has been approved in writing by the Subordinated Facility Agent,

any such approval not to be unreasonably withheld or delayed.

Notwithstanding the above, other than pursuant to: (1) an assignment, transfer, sub-participation or similar arrangement entered into pursuant to paragraph (d) above; or (2) an assignment or transfer to the Parent in consideration for an issue of shares, securities convertible into shares or other equity instruments by the Parent (together with any subsequent assignments or transfers between members of the Parent Group (other than any Subsidiary of the Borrower) in consideration for an issue of shares, securities convertible into shares or other equity instruments (or as a capital contribution) not prohibited by the terms of the Senior Facility Agreement, the Subordinated Facility Agreement or the Intercreditor Deed),

prior to the Release Date:

(A)	the Lender shall at all times be Hungarian Telecom Finance International Limited or an Affiliate of Hungarian Telecom Finance International Limited; and

(B)	the Lender may not enter into any sub-participation or similar arrangement in relation to this Agreement with any person other than an Affiliate of Hungarian Telecom Finance International Limited.

17.3	Nothing in this Agreement will prohibit the Lender from:

(a)	entering into any assignment or transfer agreement with a person who is not a permitted assignee or transferee pursuant to Clause 17.2 above in connection with any sale by any person or persons of more than 50 per. cent of the issued voting share capital of the Parent provided that:

(i)	the relevant assignment or transfer is conditional on (and will only become effective on) that person becoming a permitted assignee or transferee under Clause 17.2 above; and

(ii)	that person shall acquire no direct or indirect rights under this Agreement (or rights to instruct or otherwise direct the Lender under this Agreement) until such time as the relevant assignment or transfer becomes unconditional; and

(b)	granting any security over, or otherwise in respect of, its right, benefits and/or obligations under this Agreement (provided that, prior to the later of the Senior Discharge Date and the Subordinated Discharge Date, the Lender shall not grant any such security in favour of any person other than the Security Trustee).

17.4	Any assignment or transfer of rights, benefits or obligations pursuant to this Clause 17 shall be conditional upon:

(a)	the relevant assignee or transferee having first acceded to the Intercreditor Deed as a “Subordinated Shareholder Creditor”; and

(b)	if prior to the later of the Senior Discharge Date and the Subordinated Discharge Date, to the extent required by the Intercreditor Deed, the relevant assignee or transferee having first granted security over its rights and benefits under this Agreement in favour of the Security Trustee (in the same or substantially equivalent form to the security granted by the assignor or, as the case may be, transferor or in such other form as may be approved by the Security Trustee acting reasonably).

17.5	The Lender will promptly notify the Borrower, the Senior Facility Agent (if prior to the Senior Discharge Date) and the Subordinated Facility Agent (if prior to the Subordinated Discharge Date) of any assignment or transfer agreement entered into by it pursuant to this Clause 17.

18.	SEVERABILITY

If a provision in this Agreement becomes illegal, invalid or unenforceable in any jurisdiction, that shall not effect the validity or enforceability in that jurisdiction or any other provision of this Agreement or the validity or enforceability in other jurisdictions of that or any other provision of this Agreement.

19.	PARTIAL INVALIDITY

If, at any time, any provision hereof is or becomes illegal, invalid or unenforceable in any respect under the law of any jurisdiction, neither the legality, validity or enforceability of the remaining provisions hereof nor the legality, validity or enforceability of such provision under the law of any other jurisdiction shall in any way be affected or impaired thereby.

20.	REMEDIES AND WAIVERS

No failure to exercise, nor any delay in exercising any right or remedy under this Agreement shall operate as a waiver, nor shall any single or partial exercise of any right or remedy prevent any further or other exercise or the exercise of any other right or remedy. The rights and remedies provided in this Agreement are cumulative and not exclusive of any rights or remedies provided by law.

21.	CALCULATIONS AND CERTIFICATES

21.1	In any litigation or arbitration proceedings arising out of or in connection with this Agreement, the entries in the accounts maintained by the Lender are prima facie evidence of the matters to which they relate.

21.2	Any certificate or determination by the Lender of a rate or amount under this Agreement is, in the absence of manifest error, conclusive evidence of the matters to which it relates.

22.	LAW

This Agreement and non-contractual obligations connected with it are governed by English law.

23.	JURISDICTION

23.1	The courts of England have exclusive jurisdiction to settle any dispute arising out of or in connection with this Agreement (including a dispute regarding the existence, validity or termination of this Agreement) (a “Dispute”).

23.2	The parties agree that the courts of England are the most appropriate and convenient courts to settle Disputes and accordingly no party will argue to the contrary.

23.3	This Clause 23 and Clause 24 below are for the benefit of the Lender only. As a result, nothing in this Agreement shall (or shall be construed so as to) limit the right of the Lender to take proceedings against the Borrower in the courts of any country in which the Borrower has assets or in any other court of competent jurisdiction nor shall the takings of proceedings in any one or more jurisdictions preclude the Lender from taking proceedings in any other jurisdiction (whether concurrently or not) if and to the extent permitted by applicable law.

24.	SERVICE OF PROCESS

Without prejudice to Clause 23.3 above, each party accordingly submits irrevocably to the jurisdiction of the English courts. Without prejudice to any other mode of service:

(a)	the Borrower irrevocably appoints Law Debenture Corporate Services Limited and the Lender irrevocably appoints Ogier Corporate Services (UK) Limited as their respective agents for service of process in relation to any proceedings before the English courts in connection with this Agreement;

(b)	the parties agree to maintain such an agent for service of process in England for so long as any amount is outstanding under this Agreement;

(c)	the parties agree that failure by a process agent to notify such party of the process will not invalidate the proceedings concerned;

(d)	the parties consent to the service of process relating to any such proceedings by prepaid posting of a copy of the process to its address for the time being applying under Clause 15 (Notices); and

(e)	the parties agree that if the appointment of any person mentioned in paragraph (a) above ceases to be effective, the relevant party shall immediately appoint a further person in England to accept service of process on its behalf in England, and failing such appointment within fifteen (15) days, the other party is entitled to appoint such person by notice to the relevant party.

25.	INCONVENIENT FORUM

The Borrower waives any objection it may have now or hereafter to the laying of venue of any action or proceedings in any court or jurisdiction referred in Clause 23 (Jurisdiction) and any claim it may have now or hereafter that any action or proceedings brought in such courts or jurisdiction has been brought in an inconvenient forum.

26.	WAIVER OF IMMUNITY

To the extent the Borrower may in any jurisdiction claim for itself or its assets immunity from suit, execution, attachment (whether in aid of execution, before judgment or otherwise) or other legal process and to the extent that in any such jurisdiction there may be attributed to itself or its assets such immunity (whether or not claimed), the Borrower hereby irrevocably agrees not to claim and hereby irrevocably waives such immunity to the full extent permitted by the laws of such jurisdiction.

27.	WAIVER OF TRIAL BY JURY

Each party to this Agreement waives any right it may have to a jury trial of any claim or cause of action in connection with or arising out of this Agreement or any transaction contemplated by this Agreement. This Agreement may be filed as a written consent to trial by court.

28.	COUNTERPARTS

28.1	This Agreement may be executed in several counterparts, each of which is an original, but all of which together constitute one and the same instrument.

29.	RIGHTS OF THIRD PARTIES

29.1	Subject to Clause 29.2 below, no person who is not a party to this Agreement shall have any rights under the Contracts (Rights of Third Parties) Act 1999 to enforce a term of this Agreement.

29.2	The Senior Facility Agent (prior to the Senior Discharge Date), the Subordinated Facility Agent (prior to the Subordinated Discharge Date) and the Security Trustee (prior to the later of the Senior Discharge Date and the Subordinated Discharge Date) may enjoy the benefit of the rights expressly granted to them in this Agreement.

29.3	Subject to the terms of the Intercreditor Deed, the consent of any person who is not a party is not required to rescind or vary this Agreement at any time.

[Signature pages deliberately not included]

The Borrower

SIGNED for and on behalf of

MAGYAR TELECOM B.V.

By:	/ Lucas Duysens/
L.J.M. Duysens

By:

The Lender

SIGNED for and on behalf of

HUNGARIAN TELECOM FINANCE INTERNATIONAL LIMITED

By:	/Mark Tanguy/
Mark Tanguy
Director

By:

The Parent

SIGNED for and on behalf of

INVITEL HOLDINGS A/S

By:	/Martin Lea
Martin Lea

By:	/R Bowker/
Rob Bowker